As filed with the Securities and Exchange Commission on July 26, 2005
Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONTINENTAL AIRLINES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1600 Smith Street, Dept. HQSEO Houston, Texas 77002 (Address of principal executive offices) (Zip Code)	74-2099724 (I.R.S. Employer Identification No.)
CONTINENTAL AIRLINES, INC.
2005 BROAD BASED EMPLOYEE STOCK OPTION PLAN
CONTINENTAL AIRLINES, INC.
2005 PILOT SUPPLEMENTAL OPTION PLAN
(Full title of the plan)
Jennifer L. Vogel, Esq.
Senior Vice President,
General Counsel, Secretary and
Corporate Compliance Officer
Continental Airlines, Inc.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002
(713) 324-2950
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of	Amount to be	Proposed maximum	Proposed maximum	Amount of
securities to be registered	registered	offering price per share(1)	aggregate offering price(1)	registration fee
Class B Common Stock, par value $.01 per share(2)	6,670,000 Shares(3)(4)	$15.57	$103,851,900	$12,223
Class B Common Stock, par value $.01 per share(2)	3,330,000 Shares(3)(5)	$15.57	$51,848,100	$6,103
TOTAL	10,000,000 Shares(3)	$15.57	$155,700,000	$18,326

(1)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h), using the average of the high and low prices of the Class B Common Stock on the New York Stock Exchange on July 25, 2005.

(2)	This registration statement also relates to rights to purchase shares of Series A Junior Participating Preferred Stock of the Registrant. One right is attached to and trades with each share of the Registrant’s Class B Common Stock. Until the occurrence of certain events, the rights are not exercisable and will not be evidenced or transferred apart from the Registrant’s Class B Common Stock. Any value attributable to such rights is reflected in the market price of the Registrant’s Class B Common Stock.

(3)	This registration statement also covers an indeterminate amount of additional shares issuable to prevent dilution in the event of stock splits, stock dividends or similar adjustments of the outstanding Class B Common Stock.

(4)	Shares registered for issuance pursuant to the Continental Airlines, Inc. 2005 Broad Based Employee Stock Option Plan.

(5)	Shares registered for issuance pursuant to the Continental Airlines, Inc. 2005 Pilot Supplemental Option Plan.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission (“SEC”) by Continental Airlines, Inc. (the “Registrant” or the “Company”) (Exchange Act File No. 1-10323), are incorporated herein by reference:
(i)	Annual Report on Form 10-K/A for the year ended December 31, 2004;

(ii)	Quarterly Reports on Form 10-Q/A for the quarter ended March 31, 2005 and Form 10-Q for the quarter ended June 30, 2005;

(iii)	Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof) filed with the SEC on January 3, 2005, January 4, 2005, January 6, 2005, February 2, 2005, February 14, 2005, February 17, 2005, February 28, 2005, March 2, 2005, March 4, 2005, March 9, 2005, March 31, 2005, April 4, 2005, April 20, 2005, May 3, 2005, June 2, 2005, June 3, 2005, July 5, 2005 and July 20, 2005;

(iv)	the description of the Company’s Class B common stock contained in the Company’s Registration Statement on Form 8-A/A, as filed with the SEC on February 6, 2001, and any amendment or report filed for the purpose of updating such description; and

(v)	the description of the Company’s Series A Junior Participating Preferred Stock and related rights associated with the Class B common stock contained in the Company’s Registration Statement on Form 8-A/A, as filed with the SEC on January 22, 2001, and any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Certain legal matters with respect to the Class B common stock offered hereby are being passed upon by Jennifer L. Vogel, Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer of the Registrant. Ms. Vogel is also a stockholder of the Registrant.
Item 6. Indemnification of Directors and Officers.
     The Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws provide that the Company will indemnify each of its directors and officers to the full extent permitted by the laws of the State of Delaware and may indemnify certain other persons as authorized by the Delaware General Corporation Law (the “GCL”). Section 145 of the GCL provides as follows:

     “(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
     (h) For purposes of this section, references to ‘the corporation’ shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
     (i) For purposes of this section, references to ‘other enterprises’ shall include employee benefit plans; references to ‘fines’ shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to ‘serving at the request of the corporation’ shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner ‘not opposed to the best interests of the corporation’ as referred to in this section.
     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”
     The Certificate of Incorporation and Bylaws also limit the personal liability of directors to the Company and its stockholders for monetary damages resulting from certain breaches of the director’s fiduciary duties. The Bylaws of the Company provide as follows:
     “No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the Director derived any improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of Directors of the Corporation shall be eliminated or limited to the full extent permitted by the GCL, as so amended.”
     The Company maintains directors’ and officers’ liability insurance.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Reference is made to the Exhibit Index which immediately precedes the exhibits filed with this registration statement.
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     See the final paragraph under the heading “Item 6. Indemnification of Directors and Officers” for the undertaking pursuant to Item 512(h) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 26, 2005.

CONTINENTAL AIRLINES, INC.
By:	/s/ Jennifer L. Vogel
Jennifer L. Vogel
Senior Vice President, General Counsel Secretary and Corporate Compliance Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 26, 2005.

Signature	Title

/s/ Lawrence W. Kellner Lawrence W. Kellner	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director

/s/ Jeffrey J. Misner Jeffrey J. Misner	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Chris T. Kenny Chris T. Kenny	Vice President and Controller (Principal Accounting Officer)

* Thomas J. Barrack, Jr.	Director

* Kirbyjon H. Caldwell	Director

* Douglas H. McCorkindale	Director

* Henry L. Meyer III	Director

* Oscar Munoz	Director

Signature	Title

* George G.C. Parker	Director

/s/ Jeffery A. Smisek Jeffery A. Smisek	Director

* Karen Hastie Williams	Director

* Ronald B. Woodard	Director

* Charles A. Yamarone	Director

*By:	/s/ Jennifer L. Vogel Jennifer L. Vogel, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description

4.1	—	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 (the “2000 10-K”)).

4.1(a)	—	Certificate of Designation of Series A Junior Participating Preferred Stock, included as Exhibit A to Exhibit 4.1.

4.1(b)	—	Certificate of Amendment of Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1(b) to the Company’s Annual Report on Form 10K for the year ended December 31, 2001).

4.1(c)	—	Certificate of Designation of Series B Preferred Stock (incorporated by reference to Exhibit 3.1(b) to the 2000 10-K).

4.1(d)	—	Corrected Certificate of Designation of Series B Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (the “2003 Q1 10-Q”)).

4.2	—	By-Laws, as amended (incorporated by reference to Exhibit 3.2 to the 2003 Q1 10-Q).

4.3	—	Specimen Class B Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Form S-1 Registration Statement (No. 33-68870)).

4.4	—	Specimen Series B Preferred Stock Certificate (incorporated by reference to Exhibit 3.1(c) to the 2000 10-K).

4.5	—	Amended and Restated Rights Agreement, dated as of November 15, 2000, between the Company and ChaseMellon Shareholder Services, LLC (incorporated by reference to Exhibit 99.11 to the Company’s Current Report on Form 8-K dated November 15, 2000).

4.6	—	Continental Airlines, Inc. 2005 Broad Based Employee Stock Option Plan (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (the “2005 Q1 10-Q”)).

4.7	—	Continental Airlines, Inc. 2005 Pilot Supplemental Option Plan (incorporated by reference to Exhibit 10.9 to the 2005 Q1 10-Q).

4.8	—	Form of Right Certificate, included as Exhibit B to Exhibit 4.5.

5*	—	Opinion of Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer.

23.1*	—	Consent of Ernst & Young LLP.

23.2*	—	Consent of Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer, included in Exhibit 5.

24*	—	Powers of Attorney.

*	Filed herewith.